           Certificate of Amendment of Certificate of Incorporation

                                      of


                          NYTEST ENVIORNMENTAL INC.


     It is hereby certified that:

     1. The name of the corporation (hereinafter called the "Corporation") is Nytest Enviornmental Inc.

     2. The certificate of incorporation of the corporation is hereby amended by striking out Article FOURTH thereof and by substituting in lieu of said Article the following new Article:

     "FOURTH: The Corporation shall be authorized to issue the following shares:

               Class             No. of Shares             Par Value
               -----             -------------             ---------

               Common            30,000,000                $.01

     3. As of the date of this Certificate of Amendment there are 5,669,290 shares of Common Stock, $.01 par value issued and outstanding, and no shares of Preferred Stock issued and outstanding. The foregoing amendment increases the number of shares of authorized common stock from 10,000,000 to 30,000,000.
This Amendment shall not affect the rights of the holders of any outstanding shares of Common Stock.

     4. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of section 242 of the General Corporation Law of the State of Delaware.

Signed and attested to on April 7, 1997.

                                            /s/ John Gaspari
                                            -----------------------
                                            John Gaspari, President


/s/ Jay W. Shearard
--------------------------
Jay W. Shearard, Secretary